1997 INCENTIVE PLAN
                                  ALLIED LIFE
                            VICE PRESIDENT MARKETING


PURPOSE

The purpose of the plan is to emphasize attainment of 1997 production goals.

ELIGIBILITY

Joe Ross, the Vice President Marketing will be eligible to participate in the plan based on goals.

COMPENSATION

In addition to Base Salary, the participant will be eligible for the following:

1. Monthly

A production incentive will be paid monthly as earned according to the following:

1.75% of all net PCPs above the 1996 adjusted monthly total.

2. Quarterly

PCP Growth will be measured quarterly against the previous year's same quarter. Growth thresholds will be established each year. Incentive compensation will be paid in accordance with the attained PCP growth increase as follows:

PCP Growth Percent Bonus Dollars

120% over same  quarter  1996 $ 5,000 125% over same  quarter  1996 $10,000 130%
over same quarter 1996 $15,000

Any quarterly bonus that is missed by not reaching the minimum growth level may be recaptured at year-end by attaining the minimum growth percent level for the entire year. Any quarterly bonus paid out during the year will be netted against the year-end bonus payable.

3. Annually

PCP growth will be measured against the previous year's total. Incentive compensation will be paid in accordance with the attained PCP growth increase as follows.


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PCP Growth Percent Bonus Dollars

120% over 1996 total  $20,000 125% over 1996 total  $40,000 130% over 1996 total
$60,000


DEFINITIONS

"Net Production Credit Premiums" - PCPs personally produced by agents, general agents, regional supervisors, and regional managers, MGAs, LGAs who are coded under the participant's supervision will qualify for attainment of goal and for bonus purposes. PCP credit will be allowed for split business; i.e., business which is credit both to the life producer and the agent.

EMPLOYMENT

To be eligible for the bonus, the participant must be an employee of ALLIED as of the date of distribution. Nothing contained herein modifies or alters the fact that employment with ALLIED is on an at will basis. This means that you or ALLIED can terminate your employment relationship at any time for any reason.

ADMINISTRATION

Annual goals will be set by The President of ALLIED Life Insurance Company.

The bonus will be pro-rated if the participant is in the position less than the full year. Pro-ration will be based on each full week in the position. Participants who are promoted or transferred or who leave ALLIED will not receive the benefit of any changes which occur after the effective date of departure, including adjustments to goal, business transactions or changes in the Plan.

The amount paid, if any, in accordance with the settlement analysis prepared by ALLIED will represent a full and final settlement of all bonuses due and/or which were to become due.

ALLIED reserves the right to make changes to this Plan at any time including, but not limited to, changes in goals, products, fee, salaries, draws, bonus amounts, prices, contract terms, commissions schedules, discount rates, crediting or debiting provisions, administration provisions, and other provisions. Resolution of all questions concerning interpretation of this plan shall be the exclusive province of ALLIED.



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